Exhibit 99.1

Investor Release

Investor Contact: Brett Pollack

Email: Brett.Pollack@qlik.com

Phone: 646-561-0906

Media Contact: Maria Scurry

Email: Maria.Scurry@qlik.com

Phone: 617-658-5317

Qlik Announces Second Quarter 2016 Financial Results

RADNOR, Pennsylvania – July 28, 2016 - Qlik (NASDAQ: QLIK), a leader in visual analytics, today announced financial results for the second quarter ended June 30, 2016.

Lars Björk, Chief Executive Officer of Qlik, stated, “Q2 was a strong quarter with balanced performance across geographies, customer segments, partners and our direct sales teams. We believe our results this quarter benefited from Qonnections, our first combined customer and partner conference in May, Qlik Sense® momentum which was strengthened by the release of Qlik Sense 3.0, better than expected results in Asia-Pacific and the pending acquisition by Thoma Bravo announced on June 2nd, which eliminated uncertainty around future product innovation and continued customer support. The transaction under our previously announced merger agreement with Thoma Bravo is expected to close in the third quarter.”

Financial Highlights for the Second Quarter Ended June 30, 2016

•	Total revenue for the second quarter of 2016 was $180.6 million, an increase of 24% from $145.8 million for the second quarter of 2015. On a constant currency basis, total revenue increased 25% as compared to the second quarter of 2015. License revenue for the second quarter of 2016 was $96.2 million, an increase of 26% from $76.3 million for the second quarter of 2015. On a constant currency basis, license revenue increased 27% as compared to the second quarter of 2015.

•	GAAP loss from operations for the second quarter of 2016 was ($1.2) million, compared to a GAAP loss from operations of ($9.9) million for the second quarter of 2015. GAAP net loss was ($6.7) million for the second quarter of 2016, or ($0.07) per diluted common share, compared to a GAAP net loss of ($13.0) million, or ($0.14) per diluted common share, for the second quarter of 2015.

•	Non-GAAP income from operations was $17.9 million for the second quarter of 2016, compared to non-GAAP income from operations of $2.0 million for the second quarter of 2015. Non-GAAP net income was $13.3 million for the second quarter of 2016, or $0.14 per diluted common share, compared to a non-GAAP net loss of ($0.8) million, or ($0.01) per diluted common share, for the second quarter of 2015.

•	Cash and cash equivalents as of June 30, 2016 were $381.9 million compared to $320.1 million at December 31, 2015.

Business and Operating Highlights

•	Announced agreement to be acquired by Thoma Bravo for approximately $3 billion. Under the terms of the agreement, Qlik stockholders will receive $30.50 in cash for each share of Qlik common stock.

•	For the second quarter of 2016, on a constant currency basis, total revenue in the Americas increased 29% over the prior year period, total revenue from Europe increased 20% over the prior year period, and total revenue from Rest of World increased 33% over the prior year period.

•	Completed 180 deals with license and first year maintenance over $100,000 in the second quarter of 2016, including 61 deals over $250,000 and 11 deals over $1 million, compared to 129 deals over $100,000, including 35 deals over $250,000 and seven deals over $1 million in the prior year period.

•	Generated 65% of license and first year maintenance billings from existing customers in the second quarter of 2016, compared to 59% in the prior year period.

•	Generated 56% of license and first year maintenance billings from our indirect partner channel and 44% from our direct channel in the second quarter of 2016 and in the prior year period.

In light of the pending acquisition by Thoma Bravo, Qlik will not be issuing guidance nor holding an earnings conference call to discuss its second quarter 2016 results.

Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with generally accepted accounting principles in the United States, or GAAP, Qlik uses measures of non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per basic and diluted common share, non-GAAP revenue and constant currency. A reconciliation of these non-GAAP financial measures to the closest GAAP financial measure is presented in the financial tables below under the headings “Reconciliation of Non-GAAP Measures to GAAP” and “Reconciliation of Non-GAAP Revenue to GAAP Revenue.” Qlik believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing Qlik’s on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing Qlik’s financial results with other companies in Qlik’s industry, many of which present similar non-GAAP financial measures to investors. In addition, Qlik believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its internal budgeting and operational decision making.

For the three and six months ended June 30, 2016 and 2015, non-GAAP income (loss) from operations is determined by taking GAAP loss from operations and adding back stock-based compensation expense, employer payroll taxes on stock transactions, amortization of intangible assets, transaction costs and non-routine corporate governance and shareholder matters and contingent consideration adjustments. Non-GAAP net income (loss) is determined by taking GAAP loss before income taxes and adding back stock-based compensation expense, employer payroll taxes on stock transactions, amortization of intangible assets, transaction costs and non-routine corporate governance and shareholder matters and contingent consideration adjustments and the result is tax affected at an estimated Non-GAAP income tax rate of 30%. Qlik believes these adjustments provide useful information to both management and investors due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of Qlik’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond Qlik’s control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of Qlik’s core business and to facilitate comparison of its results to those of peer companies.

•	Employer payroll taxes on stock transactions. The amount of employer payroll taxes on stock transactions is dependent on Qlik’s stock price and other factors that are beyond Qlik’s control and do not correlate to the operation of its business.

•	Amortization of intangible assets. A portion of the purchase price of Qlik’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, Qlik does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, management believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•	Transaction costs and non-routine corporate governance and shareholder matters. During 2016, Qlik began incurring professional service fees related to transaction costs and non-routine corporate governance and shareholder matters directly associated with our pending acquisition by Thoma Bravo. These costs include professional service fees for advisory, legal, tax and accounting services directly associated with these matters. Management believes these fees are not representative of its on-going operating costs.

•	Contingent consideration adjustment. Qlik periodically enters into business combinations which may contain contingent consideration arrangements. At each reporting date, management remeasures these contingent consideration liabilities at fair value until the contingencies are resolved. Management believes that these costs are generally non-recurring and do not correlate to the ongoing operation of its business.

•	Income taxes. Qlik believes that the use of its Non-GAAP income tax rate to calculate its Non-GAAP net income (loss) and Non-GAAP net income (loss) per common share provides investors with a view of what Qlik’s income tax rate would be based on its levels of Non-GAAP income (loss) before income taxes when excluding certain discrete items that are difficult to predict. In addition, Qlik also expects its Non-GAAP income tax rate to approximate its effective tax rate in future periods as Qlik expects its reported income levels before income taxes to meet or exceed its current Non-GAAP levels. This presentation also allows investors to understand and evaluate Qlik’s results and future prospects in the same manner as management, and in comparing financial results across accounting periods.

To determine the revenue growth rates on a constant currency basis for the three and six months ended June 30, 2016, revenue from entities reporting in foreign currencies was translated into U.S. dollars using the comparable prior year period’s monthly average foreign currency exchange rates. Qlik reports results in U.S. dollars but does business on a global basis in multiple currencies. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on reported results. The discussion of Qlik’s financial results in this release includes comparisons with the prior year period in constant currency terms. Management believes this information facilitates comparison of underlying results over time.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in Qlik’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of Qlik presents its non-GAAP financial measures in connection with its GAAP results. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided below.

About Qlik

Qlik (NASDAQ: QLIK) is a leader in visual analytics. Its portfolio of products meets customers’ growing needs from reporting and self-service visual analysis to guided, embedded and custom analytics. Approximately 40,000 customers rely on Qlik solutions to gain meaning out of information from varied sources, exploring the hidden relationships within data that lead to insights that ignite good ideas. Headquartered in Radnor, Pennsylvania, Qlik has offices around the world with more than 1,700 partners covering more than 100 countries.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding our pending acquisition by Thoma Bravo, the value and effectiveness of Qlik’s products, the introduction of product enhancements or additional products and Qlik’s growth, expansion and market leadership, that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Qlik’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “see,” “seek,” “forecast,” and similar words. Qlik intends all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: our acquisition by Thoma Bravo may not be completed in a timely manner or at all, which may adversely affect our business and the trading market price of our common stock, risks and uncertainties inherent in Qlik’s business; Qlik’s ability to attract new customers and retain existing customers; Qlik’s ability to effectively sell, service and support its products; Qlik’s ability to adapt to changing licensing and go to market business models; Qlik’s ability to manage its international operations; Qlik’s ability to compete effectively; Qlik’s ability to develop and introduce new products and add-ons or enhancements to existing products; Qlik’s ability to continue to promote and maintain its brand in a cost-effective manner; Qlik’s ability to manage growth; Qlik’s ability to attract and retain key personnel; currency fluctuations that affect Qlik’s revenues and costs; Qlik’s ability to successfully integrate acquisitions into its business; the scope and validity of intellectual property rights applicable to Qlik’s products; adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which Qlik operates; and other risks more fully described in Qlik’s publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Qlik’s views as of the date of this press release. Any statements regarding Qlik’s products are intended to outline its general product direction and should not be relied on in making a purchase decision, as the development, release, and timing of any features and functionality remains at Qlik’s sole discretion. Qlik anticipates that subsequent events and developments will cause its views to change. Qlik undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Qlik’s views as of any date subsequent to the date of this press release.

© 2016 QlikTech International AB. All rights reserved. Qlik®, Qlik Sense®, QlikView®, QlikTech®, Qlik Cloud®, Qlik DataMarket®, Qlik Analytics Platform®, Qlik NPrintingTM, Qlik ConnectorsTM and the QlikTech logos are trademarks of QlikTech International AB which have been registered in multiple countries. Other marks and logos mentioned herein are trademarks or registered trademarks of their respective owners.

Qlik Technologies Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue:
License revenue	$96,241	$76,320	$156,074	$131,127
Maintenance revenue	67,574	55,983	131,175	108,653
Professional services revenue	16,829	13,526	31,425	26,313

Total revenue	180,644	145,829	318,674	266,093

Cost of revenue:
License revenue	2,743	2,437	4,255	4,409
Maintenance revenue	4,360	2,681	8,233	5,939
Professional services revenue	19,087	17,076	36,474	32,987

Total cost of revenue	26,190	22,194	48,962	43,335

Gross profit	154,454	123,635	269,712	222,758
Operating expenses:
Sales and marketing	96,683	86,792	185,211	163,433
Research and development	24,265	18,793	46,475	36,188
General and administrative	34,752	27,964	64,093	57,138

Total operating expenses	155,700	133,549	295,779	256,759

Loss from operations	(1,246)	(9,914)	(26,067)	(34,001)

Other income (expense), net:
Interest income (expense), net	(5)	35	56	65
Foreign exchange gain (loss), net	1,059	(3,241)	1,402	(1,846)

Total other income (expense), net	1,054	(3,206)	1,458	(1,781)

Loss before income taxes	(192)	(13,120)	(24,609)	(35,782)

Income tax benefit (expense)	(6,521)	118	(9,118)	(7,540)

Net loss	$(6,713)	$(13,002)	$(33,727)	$(43,322)

Net loss per common share
Basic and diluted	$(0.07)	$(0.14)	$(0.36)	$(0.47)
Weighted average number of common shares outstanding
Basic and diluted	94,245,607	91,721,926	93,838,407	91,362,617

Stock-based compensation expense for the three and six months ended June 30, 2016 and 2015 is included in the unaudited Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Cost of revenue	$769	$773	$1,643	$1,798
Sales and marketing	5,533	4,757	10,512	9,427
Research and development	1,260	1,034	2,381	1,990
General and administrative	4,183	3,099	7,593	5,845

	$11,745	$9,663	$22,129	$19,060

Qlik Technologies Inc.

Reconciliation of non-GAAP Measures to GAAP

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Reconciliation of non-GAAP income (loss) from operations:
GAAP loss from operations	$(1,246)	$(9,914)	$(26,067)	$(34,001)
Stock-based compensation expense	11,745	9,663	22,129	19,060
Employer payroll taxes on stock transactions	325	1,350	1,081	1,492
Amortization of intangible assets	985	867	1,921	1,772
Transaction costs and non-routine corporate governance and shareholder matters	6,003	—	6,385	—
Contingent consideration adjustment	73	56	143	162

Non-GAAP income (loss) from operations	$17,885	$2,022	$5,592	$(11,515)

Non-GAAP income (loss) from operations as a percentage of total revenue	9.9%	1.4%	1.8%	-4.3%
GAAP loss from operations as a percentage of total revenue	-0.7%	-6.8%	-8.2%	-12.8%
Reconciliation of non-GAAP net income (loss):
GAAP net loss	$(6,713)	$(13,002)	$(33,727)	$(43,322)
add back: income tax benefit (expense)	(6,521)	118	(9,118)	(7,540)

GAAP loss before income taxes	(192)	(13,120)	(24,609)	(35,782)
Stock-based compensation expense	11,745	9,663	22,129	19,060
Employer payroll taxes on stock transactions	325	1,350	1,081	1,492
Amortization of intangible assets	985	867	1,921	1,772
Transaction costs and non-routine corporate governance and shareholder matters	6,003	—	6,385	—
Contingent consideration adjustment	73	56	143	162

Non-GAAP income (loss) before income taxes	18,939	(1,184)	7,050	(13,296)
Non-GAAP income tax benefit (expense) (1)	(5,682)	355	(2,115)	3,989

Non-GAAP net income (loss)	$13,257	$(829)	$4,935	$(9,307)

Reconciliation of Non-GAAP income tax benefit (expense) (1):
GAAP income tax benefit (expense)	$(6,521)	$118	$(9,118)	$(7,540)
Income tax adjustment	839	237	7,003	11,529

Non-GAAP income tax benefit (expense)	$(5,682)	$355	$(2,115)	$3,989

Non-GAAP net income (loss) per common share - basic	$0.14	$(0.01)	$0.05	$(0.10)

Non-GAAP net income (loss) per common share - diluted	$0.14	$(0.01)	$0.05	$(0.10)

GAAP net loss per common share - basic and diluted	$(0.07)	$(0.14)	$(0.36)	$(0.47)

Non-GAAP weighted average number of shares outstanding - basic	94,245,607	91,721,926	93,838,407	91,362,617

Non-GAAP weighted average number of shares outstanding - diluted	95,434,981	91,721,926	94,475,441	91,362,617

GAAP weighted average number of shares outstanding - basic and diluted	94,245,607	91,721,926	93,838,407	91,362,617

(1)	The Non-GAAP income tax benefit (expense) is calculated by applying an estimated annual Non-GAAP income tax rate to our Non-GAAP income (loss) before income taxes. This Non-GAAP income tax rate is calculated based on the level of Non-GAAP income (loss) before income taxes applied to the statutory income tax rates in the jurisdictions in which we operate, and when applying these rates to our Non-GAAP profit levels applied across our jurisdictions, the estimated annual income tax rate currently approximates 30%. We continually monitor this non-GAAP income tax rate based on events or trends that could materially impact this rate, including tax legislation changes and changes in the geographic mix of revenue and expenses. In addition, when estimating our Non-GAAP income tax rate, we exclude the impact of items that impact our reported income tax rate that we do not believe are representative of our ongoing operating results, including the impact of valuation allowances we are currently recording in certain jurisdictions and certain discrete items such as adjustments to uncertain tax position reserves, as these items are difficult to predict and can materially impact our effective income tax rate.

Qlik Technologies Inc.

Reconciliation of non-GAAP Revenue to GAAP Revenue

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Total revenue, as reported	$180,644	$145,829	24%	$318,674	$266,093	20%
Estimated impact of foreign currency fluctuations			1%			2%

Total revenue constant currency growth rate			25%			22%

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
License revenue, as reported	$96,241	$76,320	26%	$156,074	$131,127	19%
Estimated impact of foreign currency fluctuations			1%			2%

License revenue constant currency growth rate			27%			21%

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Maintenance revenue, as reported	$67,574	$55,983	21%	$131,175	$108,653	21%
Estimated impact of foreign currency fluctuations			0%			2%

Maintenance revenue constant currency growth rate			21%			23%

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Professional Services revenue, as reported	$16,829	$13,526	24%	$31,425	$26,313	19%
Estimated impact of foreign currency fluctuations			2%			2%

Professional services revenue constant currency growth rate			26%			21%

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Americas revenue, as reported	$68,963	$54,262	27%	$119,648	$97,129	23%
Estimated impact of foreign currency fluctuations			2%			3%

Americas revenue constant currency growth rate			29%			26%

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Europe revenue, as reported	$89,005	$74,606	19%	$157,377	$137,623	14%
Estimated impact of foreign currency fluctuations			1%			2%

Europe revenue constant currency growth rate			20%			16%

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% change	2016	2015	% change
	(unaudited)			(unaudited)
Constant currency reconciliation:
Rest of World revenue, as reported	$22,676	$16,961	34%	$41,649	$31,341	33%
Estimated impact of foreign currency fluctuations			-1%			1%

Rest of World revenue constant currency growth rate			33%			34%

Qlik Technologies Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$381,895	$320,058
Accounts receivable, net	180,297	236,717
Prepaid expenses and other current assets	20,883	17,740

Total current assets	583,075	574,515
Property and equipment, net	29,305	31,404
Intangible assets, net	13,454	14,316
Goodwill	40,488	37,366
Deferred income taxes	4,633	5,252
Deposits and other noncurrent assets	3,320	3,743

Total assets	$674,275	$666,596

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,106	$6,785
Deferred revenue	170,539	172,121
Accrued payroll and other related costs	60,745	63,108
Accrued expenses	43,200	43,317

Total current liabilities	281,590	285,331
Long-term liabilities:
Deferred revenue	8,227	8,290
Deferred income taxes	2,230	2,048
Other long-term liabilities	8,818	9,132

Total liabilities	300,865	304,801
Commitments and contingencies
Stockholders’ equity:
Common stock	10	9
Additional paid-in-capital	464,694	419,262
Accumulated deficit	(91,812)	(58,085)
Accumulated other comprehensive income	518	609

Total stockholders’ equity	373,410	361,795

Total liabilities and stockholders’ equity	$674,275	$666,596

Qlik Technologies Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2016	2015
	(unaudited)
Cash flows from operating activities
Net loss	$(33,727)	$(43,322)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,699	6,959
Stock-based compensation expense	22,129	19,060
Excess tax benefit from stock-based compensation	(5,605)	(5,434)
Unrealized foreign currency (gain) loss, net	(25)	5,969
Other non-cash items	2,209	1,705
Changes in assets and liabilities
Accounts receivable	54,356	43,640
Prepaid expenses and other assets	(2,379)	1,155
Deferred revenue	(1,808)	15,390
Accounts payable and other liabilities	4,730	4,485

Net cash provided by operating activities	48,579	49,607
Cash flows from investing activities
Acquisitions, net of cash acquired	(2,011)	(2,842)
Capital expenditures	(4,685)	(7,834)

Net cash used in investing activities	(6,696)	(10,676)
Cash flows from financing activities
Proceeds from exercise of common stock options	17,699	24,416
Excess tax benefit from stock-based compensation	5,605	5,434
Payments on contingent consideration	(2,630)	—

Net cash provided by financing activities	20,674	29,850
Effect of exchange rates on cash and cash equivalents	(720)	(6,446)

Net increase in cash and cash equivalents	61,837	62,335
Cash and cash equivalents, beginning of period	320,058	244,018

Cash and cash equivalents, end of period	$381,895	$306,353

Supplemental cash flow information:
Cash paid during the period for income taxes	$3,690	$3,564